EXHIBIT 10.44

                            Advanced Aesthetics, Inc.

                               501 Madison Avenue

                               New York, NY 10022

                                                          September 1, 2005



c/o Pequot Capital Management
500 Nyala Farm Road
Westport, Connecticut  06880

         Re: Exchange of Series F Preferred Stock for Series H Preferred Stock

Gentlemen:

         Reference is made to that certain Subscription Agreement dated as of July 7, 2005, between you and Advanced Aesthetics, Inc. (the "Company"), pursuant to which you acquired (i) shares of the Company's Series F Preferred Stock, par value $0.01 per share ("Series F Preferred Stock"), and (ii) a warrant (the "Original Warrant") to purchase shares of the Company's common stock, par value $0.01 per share ("Common Stock") (collectively, the "Series F Investment"). As you know, the Company is offering (the "Series G Offering") to sell shares of Series G Preferred Stock, par value $0.01 per share ("Series G Preferred Stock"), together with warrants to purchase shares of Common Stock, pursuant to that certain Confidential Private Placement Memorandum dated August 30, 2005 (the "Memorandum"). In connection with the Series G Offering and your participation therein, you and the Company desire to conform the terms of the Series F Investment to the terms of the Series G Offering. Accordingly, you and the Company agree as follows:

         1. Exchange of Shares. Concurrently with the closing of the Series G Offering (the "Closing"), you will exchange your shares of Series F Preferred Stock for a like number of shares (the "Series H Shares") of the Company's Series H Preferred Stock, par value $0.01 per share ("Series H Preferred Stock"). The Certificate of Designation of the Series H Preferred Stock is attached hereto as Exhibit A. You agree to deliver the original stock certificate evidencing your shares of Series F Preferred Stock to the Company for cancellation.

         2. Exchange of Warrant. Concurrently with the Closing, you will exchange the Original Warrant for a new warrant in the form attached hereto as Exhibit B (the "New Warrant"). The New Warrant replaces and supersedes the Original Warrant. You agree to deliver the Original Warrant to the Company for cancellation.

         3. Registration Rights Agreement. Upon cancellation of your shares of Series F Preferred Stock and the Original Warrant, the rights and benefits granted to you under that certain Registration Rights Agreement dated as of July 7, 2005 will be of no further force or effect, given that Agreement's specific and limited application to the shares of Common Stock to

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be issued upon  conversion  of your shares of Series F  Preferred  Stock  and/or exercise of the Original Warrant. In substitution thereof, you and the Company will execute and deliver a new Registration Rights Agreement at the Closing attached to the Memorandum as Annex E.

         4. Representations and Warranties.

                  (a) The Company hereby represents, warrants, acknowledges and agrees as follows:

                  (i) The Company possesses all requisite power and authority to issue and deliver the Series H Shares and to issue the Common Stock upon conversion of the Series H Shares. The execution and delivery of this Letter Agreement has been duly authorized by all necessary corporate action. This Letter Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  (ii) The shares of Series H Preferred Stock to be issued to you, when issued in exchange for the shares of Series F Preferred Stock pursuant to Section 1 hereof, will be duly authorized, validly issued, fully paid and nonassessable. The Common Stock issuable upon conversion of such shares of Series H Preferred Stock and exercise of the New Warrant has been duly authorized and validly reserved for issuance and, when and if issued upon conversion in accordance with the Certificate of Designation of the Series H Preferred Stock and/or exercise in accordance with the New Warrant, will be validly issued, fully paid and nonassessable. No holder of any of the Series H Preferred Stock will be subject to personal liability solely by reason of being such a holder.

                  (iii) The representations, warranties, acknowledgements and agreements of the Company set forth in Section 3(A) of that certain Subscription Agreement dated as of the date hereof between you and the Company which relate to the Series G Offering are hereby incorporated herein by reference and shall apply mutatis mutandis to this Letter Agreement as if set forth in full herein.

                  (b) You represent and warrant that (i) you have full power and authority to execute and deliver this Letter Agreement and to carry out the provisions hereof, and (ii) the execution and delivery of this Letter Agreement has been duly authorized by all necessary action.

         5. Buyback of Shares and Warrant. In the event that you shall deliver written notice to the Company of your election to seek redemption pursuant to this Section 5 of the Letter Agreement at any time when the shares of Common Stock issuable upon conversion or exercise of the Series H Shares and the New Warrant then held by you shall not then be covered by an effective registration statement filed with the Securities and Exchange Commission, the Company agrees that it will, within 20 days of receipt of such written notice, repurchase the

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Series H Shares and New  Warrant  then held by you for an  aggregate  repurchase price of $100 in cash.

         6. Escrow. You understand that the shares and warrants issuable to the purchasers in the Series G Offering and the Series H Preferred Stock and warrants being exchanged for the Series F Investment will be delivered to you when the Escrow Funds (as defined in the Escrow Agreement annexed as Exhibit G to the Memorandum) ("Escrow Agreement") are released in accordance with the provisions thereof. In the event that such Escrow Funds are not released to the Company in accordance with the Escrow Agreement but are returned to investors, this Letter Agreement shall be of no force and effect.

         Please indicate your agreement below.

                                          Very truly yours,

                                          ADVANCED AESTHETICS, INC.

                                          By: __________________________
                                          Name:
                                          Title:

AGREED:

By:_____________________________
      Name:
      Title:

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